UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 1, 2007

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Financial Information.

On May 30, 2007, the Board of Directors of First National Bancshares, Inc., parent company of First National Bank of the South, extended the term of its existing stock repurchase program, which originally authorized the purchase of up to 53,500 of its 3,695,822 shares outstanding beginning December 1, 2006, until May 31, 2007. The extension is effective for a period of six months ending November 30, 2007.

Under the terms of the stock repurchase program, First National may repurchase its issued and outstanding common stock in open-market transactions on the NASDAQ Global Market. The program is structured to conform to the safe harbor provisions of Securities and Exchange Commission (SEC) Rule 10b-18. SEC Rule 10b-18 contains certain restrictions related to the manner, price, timing and volume of repurchases, among other conditions. First National plans to fund repurchases made under the program from available working capital.

The repurchase of shares by First National under the program will be at management’s discretion after consideration of factors, such as the market price of the stock, the nature of other investment opportunities or growth projects, available cash flows from operations general economic conditions and other factors deemed appropriate. The program does not obligate First National to acquire any specific number of shares and may be modified, suspended, extended, or terminated for any reason at any time without prior notice. During the initial six months of the repurchase program, First National purchased 8,881 shares of its stock at a cost of $159,710 or a weighted-average price of $17.94 per share. Therefore, an additional 44,619 shares of common stock outstanding remain available for repurchase under the program.

All per share prices and number of shares reflect the 7% stock dividend distributed on March 30, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By: /s/ Kitty B. Payne Name Kitty B. Payne Title: Executive Vice President/Chief Financial Officer

Dated: June 1, 2007